Exhibit 10.11

Participant Name
Grant Date
Total Restricted Shares Awarded

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made as of the date set forth above between ARGO GROUP INTERNATIONAL HOLDINGS, LTD. (the “Company”), and the individual named above (the “Participant”).

R E C I T A L S

A.        The Company's 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”) provides for the granting of Restricted Stock Awards and Other Cash-Based Awards (“Cash Awards” and, collectively with Restricted Stock Awards, “LTI Awards”) by the Company.

B.        Pursuant to the Plan, the administration of the Plan has been delegated to the Human Resources Committee of the Board of Directors of the Company (the “Committee”).

C.        Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its stockholders to grant this LTI Award to Participant with the target value specified above as an inducement to remain in the employ of the Company or accept employment with the Company and as an incentive for increased effort during such service and the Committee has approved the execution of this Agreement.

D.    Capitalized terms not defined herein shall have the meanings specified in the Plan.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

A.Restricted Stock Award

1.The Company hereby grants Participant a Restricted Stock Award having a target value of shares of Common Stock (the “Granted Shares”) of the Company as set forth above.

2.Participant shall not be deemed vested in the Granted Shares and shall not have any of the rights or privileges of a stockholder of the Company in respect of the Granted Shares until such Shares become vested as hereinafter provided (“Vested Shares”). The Granted Shares shall become Vested Shares according to the following schedule, provided that on each indicated vesting date Participant remains an employee of the Company or a Subsidiary:

Vest Date
Shares Vesting
Vest Date
Shares Vesting

Exhibit 10.11

In the event that Participant ceases for any reason (other than as indicated in Section B.1. and Section B.2. below) to be an employee of the Company or any Subsidiary prior to an indicated vesting date, then the portion of any Granted Shares which has not theretofore become vested shall automatically be forfeited and returned to the Company. Subject to Section A.4. below, as promptly as practicable after the Granted Shares become Vested Shares, the Company shall issue certificates representing such Shares (or register such Shares via book entry).

3.Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to repurchase Granted Shares from Participant by providing written notice to Participant not less than ten (10) days prior to the date on which such Shares would otherwise become Vested Shares. The purchase price shall be paid in cash in an amount equal to the Fair Market Value of the Granted Shares to be repurchased on the date that such Shares would otherwise become Vested Shares.

4.No Vested Shares shall be issued or delivered unless and until there shall have been full compliance with all applicable requirements of the United States Securities Act of 1933, all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

B.    Additional LTI Award Terms and Conditions
1.Change in Control. Notwithstanding the vesting schedule set forth in Section A.2., the following treatment shall apply in the event of a Change in Control.
a.Settlement of LTI Award if Not Assumed. In the event of a Change in Control pursuant to which the LTI Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Committee, with appropriate adjustments to the number and kind of shares relating to the Restricted Stock Award and otherwise preserves the value of the LTI Award and other material terms and conditions related thereto), the Granted Shares shall vest as of the date of the Change in Control and shall be settled in cash (based on the Change in Control transaction price) within 70 days following the Change in Control.
b.Settlement of LTI Award if Assumed. In the event of a Change in Control pursuant to which the LTI Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Committee, with appropriate adjustments to the number and kind of shares relating to the Restricted Stock Award and otherwise preserves the value of the LTI Award and other material terms and conditions related thereto), the Granted Shares hereof shall remain outstanding and continue to vest as of each applicable vesting date, subject to Participant’s continued employment with the Company or an Affiliate as of such vesting date; provided, that if the Company terminates Participant’s employment without Cause or, if applicable, Participant resigns for Good Reason (as defined in Participant’s employment agreement or in a severance plan in which Participant is eligible to participate) within 24 months following such Change in Control, the Granted Shares hereof shall vest and shall be settled within 70 days following Participant’s termination of employment. If, following a Change in Control, Participant experiences a termination of employment other than as set forth in this Section B.2. below, the unvested portion of the LTI Award shall be immediately forfeited by Participant and cancelled by the Company.
2.Death and Disability; Termination for Cause. Notwithstanding the vesting provisions set forth in Section A.2 above, in the event that Participant’s termination of

Exhibit 10.11
employment is due to death or Disability then (x) the Restricted Stock Award shall become immediately vested if such termination occurs before the first scheduled vesting date and (y) any unpaid Granted Shares shall become immediately vested if such termination occurs after the first scheduled vesting date. In addition, for purposes of Section A.2. and Section B.2, the employment of Participant shall be deemed to continue during any leave of absence which has been authorized by the Company, unless the Committee makes a different or contrary determination. In the event Participant’s employment is terminated for Cause, the outstanding LTI award shall be immediately forfeited by Participant and cancelled by the Company.
3.Taxes. If the Company shall be required to withhold, collect or account to any tax or other authority for any federal, state, local or foreign income tax, employment tax, social or national insurance, payroll tax, contributions, payment on account obligations or other tax-related amounts (“Taxes”) in connection with the vesting of the LTI Award, it shall be a condition to such vesting that Participant pays or makes provision satisfactory to the Company for payment of all such Taxes. Participant authorizes the Company or its agents, at their discretion, to satisfy the obligations with regard to all Taxes by withholding from any wages or other cash compensation paid to Participant by the Company. The Company shall have the right, without Participant's prior approval or direction, to satisfy such withholding tax by withholding all or any part of the Granted Shares that would otherwise become Vested Shares, with any Shares so withheld to be valued at the fair market value of the Common Share on the date of such withholding. Any Shares withheld to satisfy this obligation will not exceed the maximum statutory withholding requirement.
Notwithstanding any other provision of this Agreement and regardless of any action the Company takes with respect to any or all Taxes, Participant acknowledges that the ultimate liability for all Taxes is and remains his or her responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of this Agreement, including the grant or vesting of the LTI Award; and (ii) does not commit to, and is under no obligation to, structure the terms of the grant or any aspect of this Agreement to reduce or eliminate Participant’s liability for Taxes or achieve any particular tax result. Further, if Participant is subject to taxation in more than one jurisdiction between the date of this Agreement and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Taxes in more than one jurisdiction.
4.LTI Award Non-transferable. The LTI Award and the rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution; provided, that the foregoing restriction on transfer shall cease to apply as and to the extent that the Shares become Vested Shares. Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of the LTI Award contrary to the provisions hereof, this Agreement and all rights and privileges contained herein shall immediately become null and void and of no further force or effect. Neither Participant nor any other person legally entitled to the benefits hereof shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any Shares unless and until a certificate or certificates representing such Shares shall have been actually issued and delivered.
5.Certain Equitable Adjustments. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, spin off, stock split or reverse stock split, or other similar transaction, an appropriate and proportionate adjustment (to be conclusively determined by the Committee) shall

Exhibit 10.11
be made in the number and kind of shares subject to the Restricted Stock Award and, if appropriate, the performance goals under this Agreement.
6.Dissolution and Liquidation. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all the assets or more than 80 percent of the then outstanding stock of the Company to another corporation, this Agreement shall terminate (except to the extent the LTI Award has vested, including, without limitation giving effect to the Change in Control acceleration provisions of Section B.1. hereof) unless express written provision be made in connection with such transaction for (i) the assumption of this Agreement or the substitution therefore of a new LTI Award, with such adjustments to be conclusively determined by the Committee; (ii) the continuance of the Plan by such successor corporation in which event this Agreement shall remain in full effect under the terms so provided; or (iii) the payment in cash in complete satisfaction of the LTI Award evidenced by this Agreement. All determinations under this Section B.6. shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof shall be final, binding and conclusive.
7.Confidential Information.
a.The Company shall disclose to Participant, or place Participant in a position to have access to or develop, trade secrets or confidential information of the Company or its Affiliates (as defined below); and/or shall entrust Participant with business opportunities of the Company or its Affiliates; and/or shall place Participant in a position to develop business good will on behalf of the Company or its Affiliates.
b.Participant acknowledges that during his employment with the Company he occupies a position of trust and confidence and agrees that he shall treat as confidential and shall not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to Participant or in any acquired by him during his employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent Participant hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”).
c.The confidentiality obligations set forth in (a) and (b) of this Section 7 shall apply during Participant’s employment by the Company and indefinitely thereafter. Nothing in this Agreement prevents Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Participant is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
d.All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Participant, individually or in conjunction with others, during Participant’s employment with the Company

Exhibit 10.11
(whether during business hours or otherwise and whether on the premises of the Company or an Affiliate or otherwise) that relate to the business, products or services of the Company or any Affiliate shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Participant’s employment for any reason, Participant promptly shall deliver the same, and all copies thereof, to the Company.
e.If, during Participant’s employment by the Company, Participant creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Participant or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Participant in the scope of Participant’s employment.
8.Non-Solicitation.
a.For the purposes of this Section, the following words have the following meanings:
                                       i.  ”Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.
                                     ii.  ”Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business.
                                    iii.  ”Confidential Information” has the meaning ascribed thereto in Section 7.
                                    iv.  ”Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period: (x) Participant had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of Participant had material personal dealings pursuant to his or her employment.
                                      v.  ”Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period: (x) Participant shall have had material personal dealings pursuant to his employment, or (y) any

Exhibit 10.11
employee who was under the direct or indirect supervision of Participant shall have had material personal dealings pursuant to his or her employment, or (z) Participant was directly responsible in a client management capacity on behalf of the Company.
                                    vi.  ”Restricted Employee” means any person who on the date of Participant’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom Participant had material contact or dealings in the course of his employment during the Restricted Period;
                                  vii.  ”Restricted Period” means the period of twelve months ending on the last day of Participant’s employment with the Company or, in the event that no duties were assigned to Participant, the twelve months immediately preceding the last day on which Participant carried out any duties for the Company.
                                viii.  ”Restricted Services” means Company Services or any services of the same or of a similar kind with which Participant was materially involved during the Restricted Period.
b.Participant recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. Participant therefore agrees that the restrictions set out in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.
c.Participant hereby undertakes with the Company that he shall not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason, whether the termination is by the Company, by Participant, due to Disability, without the prior written consent of the Company, whether by himself, through his employers or employees or agents or otherwise, howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:
                                  i.     in competition with the Company, solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;
                                ii.      solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.
d.This Section 8 shall be for the benefit of the Company and each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which Participant has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate: (x) acquired knowledge of its trade secrets or Confidential Information; or (y) had material personal dealings with its Customers or Prospective Customers; or (z) supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in this Section 8 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by Participant pursuant to this Section 8 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of

Exhibit 10.11
any such covenant shall not affect the validity or enforceability of the covenants in favor of any other Affiliate or the Company.
e.The periods for which the restrictions in Section 8.c. apply shall be reduced by any period that Participant was not assigned any duties immediately before the cessation of Participant’s employment with the Company.
f.While the restrictions in this Section 8 (on which Participant has had the opportunity to take independent advice, as Participant hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
9.Plan Controls. The LTI Award granted hereby is subject to, and the Company and Participant agree to be bound by, all of the terms and conditions of the Company's 2019 Omnibus Incentive Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect in any material respect Participant's rights under this grant without the prior written consent of Participant. The terms of the Plan are incorporated into and form part of this Agreement.
10.Miscellaneous.
a.No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to Participant with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and Participant is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.
b.No Employment Guarantee. Nothing in this Agreement nor in the Plan nor in the making of the Award shall confer on Participant any right to or guarantee of continued employment with the Company or any of its subsidiaries or in any way limit the right of the Company or any of its subsidiaries to terminate the employment of Participant at any time.
c.Relationship with Employment. Participant’s rights and obligations under the terms of employment with the Company shall not be affected by this Agreement. The value of any benefit Participant realizes through the LTI Award shall not be taken into account in determining any pension or similar entitlements. Participant shall have no right to compensation or damages on account of any loss in respect of the LTI Award where this loss arises (or is claimed to arise), in whole or in part, from: (i) termination of office or employment with; or (ii) notice to terminate office or employment given by or to the Company. This exclusion of liability shall apply however termination of employment, or the giving of notice, is caused, and however compensation or damages are claimed.
d.Clawback of Proceeds. The LTI Award is subject to the clawback provisions in Section 15.21 of the Plan.
e.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

Exhibit 10.11
f.Data Protection. Participant consents to the collection, holding, processing and transfer of personal data by the Company and any of its Subsidiaries for all purposes connected with this Agreement, including (i) the holding and maintenance of details of the grant; (ii) the transfer of personal data to the trustee of an employee benefit trust, the Company's registrars or brokers, any administrator of the Company’s share incentive arrangements or any other relevant professional advisers or service providers to the Company or any of its Subsidiaries that is or was Participant’s employer; (iii) the transfer of personal data to a prospective buyer of the Company or of any of its Subsidiaries or business unit that employs Participant, and the prospective buyer's professional advisers, provided that those persons irrevocably agree to use the personal data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998 (or any successor thereto); and (iv) the transfer of personal data under Section 10.f.ii or Section 10.f.iii to a person who is resident in a country or territory outside the European Economic Area that may not provide equivalent statutory protections for personal data.
g.Necessary Acts. Participant and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
h.Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and Participant and any heir, legatee, or legal representative of Participant. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of the State of Texas.
i.Administration. The authority to manage and control the operation and administration of the Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Award Agreement are final and binding.